Exhibit 10.16

FIFTH AMENDMENT

TO

PENSION PLAN FOR ELIGIBLE EMPLOYEES OF

SUBURBAN PROPANE L.P. AND SUBSIDIARIES

(as Amended and Restated Effective January 1, 2013)

In accordance with the authorization of Article XI of the Pension Plan for Eligible Employees of Suburban Propane L.P. and Subsidiaries, said Plan is amended, as set forth herein, effective as of the dates specified herein:

FIRST:Section 1.44 of the Plan is amended to read as follows, effective January 1, 2019:

1.44Severance Date means the date an Employee quits, retires, is discharged, or dies. In addition, and notwithstanding the foregoing, an Employee shall be deemed to have terminated employment and incurred a Severance Date as of the date the Employee has exhausted 26 weeks of short-term disability or workers’ compensation and has ceased all active employment.

SECOND:Section 3.01(a) of the Plan is amended to read as follows, effective January 1, 2019:

3.01Eligibility Service

(a)  Except as hereinafter provided, Eligibility Service shall mean a period of employment with an Employer or Affiliated Employer and shall begin on the date the Employee first completes an Hour of Service and shall end on the Employee's Severance Date. If an Employee's employment is terminated, and he is reemployed within one year of his Severance Date, the period between his Severance Date and the date of his reemployment shall be included in his Eligibility Service. A Break in Service shall occur, if an Employee is not reemployed within one year after a Severance Date. If the Employee has a Break in Service, any period before the Break in Service shall be excluded from his Eligibility Service, except as provided in Section 3.04.

THIRD:Section 6.01 of the Plan is restated to modify subsections (c) and (d) and to add subsections (e) and (f) as follows, effective October 1, 2019:

6.01Automatic Form of Payment

(a)If the Member is not married on his Annuity Starting Date, his Retirement Benefit shall be payable as an immediate Single Life Annuity, as defined in Section 6.02(a)(i), unless the Member has elected an optional benefit as provided in Section 6.02.  The amount payable as a single life annuity shall be determined as follows:

(i)For a Member who terminated prior to 1998, the single life annuity shall equal the Member’s Pension, adjusted for timing of payment in accordance with Section 4.02, 4.03, or 4.04, if applicable.

(ii) For a Member whose membership in the Plan commenced after 1997, the single life annuity shall equal the Actuarial Equivalent of the sum of the Member’s Basic Account and Supplemental Account.

(iii) For a Member whose membership in the Plan commenced prior to 1997, whose Retirement Benefit includes more than a Pension, and who terminates employment after having attained age 55 with at least ten years of Eligibility Service, the single life annuity shall equal the greater of

(A)the sum of (I) the Actuarial Equivalent of the Member’s Supplemental Account payable as a single life annuity, plus (II) the single life annuity amount based solely on the Pension as adjusted for timing of payment in accordance with Section 4.02, 4.03, or 4.04, if applicable, or

(B)the Actuarial Equivalent of the sum of the Member’s Basic Account and Supplemental Account payable as a single life annuity.

(iv)For a Member whose membership in the Plan commenced prior to 1997, whose Retirement Benefit includes more than a Pension, and who terminates employment prior to attaining age 55 or with fewer than ten years of Eligibility Service, the single life annuity shall equal the greater of

(A)the Actuarial Equivalent of the sum of (I) the Member’s Supplemental Account, plus (II) the Actuarial Equivalent present value of the Pension payable at Normal Retirement Date, or

(B)the Actuarial Equivalent of the sum of the Member’s Basic Account and Supplemental Account payable as a single life annuity.

(b)If the Member is married on his Annuity Starting Date, and if he has not elected an optional form of benefit as provided in Section 6.02, the Retirement Benefit payable shall be a 50% joint and survivor annuity described in Section 6.02(a)(ii) with the Member’s spouse as his designated Beneficiary.

(c)In any case, if the Actuarial Equivalent of the Retirement Benefit payable to or on behalf of a Member, determined as of the Member's Annuity Starting Date, is $5,000 or less, such Actuarial Equivalent amount shall be payable only in the form of a single lump sum, subject to the Member’s right to elect to have all or any portion of such Actuarial Equivalent amount transferred by direct rollover to an eligible retirement plan, in accordance with the provisions of Section 6.07; provided, however, that if the Member fails to make an affirmative election of lump sum distribution and/or direct rollover in a timely manner (in accordance with the Committee’s procedures), the amount so distributable shall be transferred, for the benefit of the Member, by direct rollover to an individual retirement account designated by the Committee.

(d)Each year, the Committee shall designate one or more Annuity Starting Dates to be applicable to each Member who terminated employment or died during the current or any preceding Plan Year and whose Retirement Benefit or preretirement survivor benefit, as the case may be, is valued at $5,000 or less, based upon the Actuarial Equivalent of the Member’s

Retirement Benefit as of such Annuity Starting Date.   With respect to each such Member, the procedures for payment of small benefits to the Member, as described in Section 6.01(c) above, or to the Beneficiary of a deceased Member, as described in Section 4.06(a)(3), shall apply, unless the Member (or the Member’s Beneficiary) requested an earlier Annuity Starting Date following the Member’s termination of employment or death, as applicable. In addition, October 1, 2019, shall be the Annuity Starting Date applicable to unpaid Retirement Benefits and preretirement survivor benefits valued at $5,000 or less for those Members who terminated employment or died in any Plan Year preceding January 1, 2019, subject to the provisions of Section 6.01(e) and any related procedures established by the Committee.

(e)If the Trustee is unable to make payment to a Member or other person to whom a benefit payment is due because the Committee cannot ascertain the identity or whereabouts of such payee, after all reasonable efforts have been made, payment shall be deferred until a reasonable period after the Committee has confirmed the identity and/or address of the payee. In the event of a delay greater than 90 days, the Annuity Starting Date provisions of Sections 6.01(c) and (d) shall apply, and the benefit amount determined as of such Annuity Starting Date shall be adjusted for interest.  If the Trustee is unable to make payment to a Member or other person to whom a benefit payment is due because a check issued to the payee has remained uncashed for at least 90 days, the amount so distributable (or distributed) shall be treated in accordance with the Plan’s then-current “outstanding check reduction automated process” regarding “stale-dated” checks.

(f)The Committee may establish administrative procedures for purposes of implementing the provisions of this Section 6.01, which procedures shall be applied uniformly to similarly situated payees.

FOURTH:In all other respects, the Plan is ratified and approved.

Intending to be legally bound by the provisions of this Fifth Amendment to the Plan, as set forth herein, the duly authorized Members of the Benefits Administration Committee have signed it this ______ day of ______, 2019.

Daniel S. Bloomstein

Steven C. Boyd

A. Davin D’Ambrosio

Michael A. Kuglin

Sandra N. Zwickel